EXHIBIT  99.1


[GRAPHIC OMITTED]
News Release


                         APA ACQUIRES AMERICABLE ASSETS
                         ------------------------------


     Minneapolis, MN, June 27, 2003. APA Optics (Blaine, MN) announced that its subsidiary, APA Cables and Networks, Inc. (APACN) completed an acquisition of assets from Americable, Inc. (Bloomington, MN) on June 27, 2003.

     The assets will be integrated with assets acquired by APACN in March 2003 from Computer System Products, Inc. APACN manufactures standard and custom copper and fiber cable assemblies for service providers and original equipment manufacturers.

     APA Optics, Inc. designs, develops, manufactures and markets advanced products for fiber optic communications, including dense wavelength division multiplexing (DWDM) components and Gallium Nitride compound semiconductor-based ultraviolet detectors, instruments and consumer products. Additional information about APA is available at www.apaoptics.com.
                               -----------------

     Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation, delays in or increased costs of production, delays in or lower than anticipated sales of the Company's new products, the Company's ability to sell such products at a profitable price, the Company's ability to fund operations, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to update such statements to reflect actual events.


APA  Optics,  Inc.  Contact  Information:
-----------------------------------------
Dave  Peters
Chief  Financial  Officer
dpeters@apaoptics.com
---------------------
763-784-4995

Anil  Jain
Chief  Executive  Officer
info@apaoptics.com
------------------
763-784-4995


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